Exhibit 4.8
Execution Copy

AMENDMENT NO. 1 TO SALE AND SERVICING AGREEMENT
(Toyota Auto Receivables 2025-A Owner Trust)
This AMENDMENT NO. 1, dated February 13, 2025 (this “Amendment”), is to the SALE AND SERVICING AGREEMENT, dated as of January 29, 2025 (the “Sale and Servicing Agreement”), among TOYOTA AUTO RECEIVABLES 2025‑A OWNER TRUST, a Delaware statutory trust, as issuer (the “Issuer”), TOYOTA AUTO FINANCE RECEIVABLES LLC, a Delaware limited liability company, as seller (the “Seller”), and TOYOTA MOTOR CREDIT CORPORATION, a California corporation, as servicer (the “Servicer”) and as sponsor (the “Sponsor”).
WHEREAS, the parties hereto wish to amend the Sale and Servicing Agreement as set forth below;
WHEREAS, this Amendment is being executed and delivered pursuant to and in accordance with Section 10.01(d) of the Sale and Servicing Agreement in order to conform the definition of “Interest Period” therein to the description thereof contained in the related prospectus, dated January 22, 2025;
WHEREAS, the Opinion of Counsel described in Section 10.01(g) of the Sale and Servicing Agreement has been delivered to the Owner Trustee and the Indenture Trustee; and
WHEREAS, pursuant to Sections 6.01 and 6.03 of the Trust Agreement, Toyota Auto Finance Receivables LLC, as sole Certificateholder, by executing this Amendment, hereby authorizes and directs the Owner Trustee to execute this Amendment on behalf of the Issuer.
NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto hereby agree as follows:
SECTION 1.  Defined Terms.  Capitalized terms used but not defined herein shall have the meanings set forth in the Sale and Servicing Agreement.
SECTION 2.  Amendment to the Sale and Servicing Agreement.  Clause (i) of the definition of “Interest Period” in Section 1.01 of the Sale and Servicing Agreement is hereby amended by replacing the phrase “February 15, 2025” therein with the phrase “February 18, 2025”.
SECTION 3.  Effect of Amendment.  As of the date of this Amendment, the Sale and Servicing Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the respective parties thereto and hereto shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the respective terms and conditions of the Sale and Servicing Agreement for any and all purposes.  Except as modified and expressly amended by this Amendment, the Sale and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

SECTION 4.  Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 5.  Separate Counterparts.  This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.  Each party agrees that this Amendment and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures (including PDF or facsimile) appearing on this Amendment or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.
SECTION 6.  Headings.  The headings of the various Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
SECTION 7.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the state of New York, without reference to its conflict of law provisions (other than Section 5-1401 of the General Obligations Law of the State of New York), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.
SECTION 8.  Limitation of Liability of Owner Trustee.  Notwithstanding anything contained herein to the contrary, this Amendment has been countersigned by Wilmington Trust, National Association, not in its individual capacity, but solely in its capacity as Owner Trustee on behalf of the Issuer.  In no event shall Wilmington Trust, National Association in its individual capacity have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder or in any of the certificates, notices or agreements delivered by the Seller or Servicer, or prepared by the Seller or Servicer for delivery by the Owner Trustee on behalf of the Issuer, pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuer.  For all purposes of this Amendment, in the performance of its duties or obligations hereunder or in the performance of any duties or obligations of the Issuer hereunder, the Owner Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Articles VI, VII and VIII of the Trust Agreement.
SECTION 9.  Instruction.  The sole Certificateholder, by executing this Amendment, hereby authorizes and directs the Owner Trustee to execute this Amendment on behalf of the Issuer and waives any notice requirements under the Trust Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.
TOYOTA AUTO RECEIVABLES 2025‑A OWNER TRUST

By:               Wilmington Trust, National Association,
not in its individual capacity but solely as
Owner Trustee on behalf of the Issuer

By:    /s/ Clarice Wright
Name:    Clarice Wright
Title:       Vice President

TOYOTA AUTO FINANCE RECEIVABLES LLC, as Seller and sole Certificateholder

By:  /s/ Stephen Bishop
Name:    Stephen Bishop
Title:      Secretary

TOYOTA MOTOR CREDIT CORPORATION, as Servicer and Sponsor

By:   /s/ James Schofield
Name:   James Schofield
Title:      Group Vice President and Chief Financial Officer